EXHIBIT 99.2

NATIONAL MEDICAL HEALTH CARD SYSTEMS

Moderator: David Waldman

02-07-06/7:30 am CT

Confirmation #4916659a

NATIONAL MEDICAL HEALTH CARD SYSTEMS

Moderator: David Waldman

February 7, 2006

7:30 am CT

Operator:	Welcome to the National Medical Health Card Systems Second Quarter Fiscal 2006 conference call.

At this time participants are in a listen only mode. Following management’s prepared remarks we will hold a Q&A session. To ask a question please press star followed by 1 on your touch-tone phone. If anyone has difficulty hearing the conference please press star zero for operator assistance.

As a reminder, this conference is being recorded Tuesday, February 07, 2006. I would now like to turn the conference over to Mr. David Waldman. Please go ahead sir.

David Waldman:	Thank you. Good morning everyone and welcome to National Medical Health Card’s Fiscal 2006 Second Quarter conference call. This morning we have Jim Smith, President and CEO and Stuart Diamond, Chief Financial Officer.

The company issued a press release yesterday containing fiscal second quarter financial results which is posted on the company’s Web site. If you have any questions after the call or would like additional information about the company, please contact Lippert Heilshorn at 212-838-3777.

NATIONAL MEDICAL HEALTH CARD SYSTEMS

Moderator: David Waldman

02-07-06/7:30 am CT

Confirmation #4916659a

I’d also like to remind everyone that this conference call contains forward-looking statements which involve known and unknown risks and uncertainties or other factors that may cause actual results, performance or achievement to be materially different from any results, performance or achievement expressed or implied by such forward-looking statements. When used herein the words may, could, estimate, believes, anticipates, thinks, intends, will be, expects, plans and similar expressions identify forward-looking statements.

For a discussion of such risks and uncertainties including but not limited to the risks related to demand, pricing, government regulations, acquisitions and affiliations, the market for PBM services, competition and other factors, listeners are urged to carefully review and consider various disclosures made by NMHC in the company’s annual report on Form 10K for the fiscal year ended June 30, 2005, and other Securities and Exchange Commission filings.

With that taken care of, I’d now like to turn the call over to Jim Smith. Please go ahead Jim.

Jim Smith:	Thank you David. During the second quarter we achieved a number of major accomplishments including the completion of the integration of PCN, the final preparations for the launch of Medicare Part D, enhanced cross selling initiatives for our mail service and specialty pharmacies division, and the addition of key personnel to support our continued growth.

Let me start with the integration of PCN. I am pleased to report that client retention following the acquisition and integration of PCN has exceeded our expectations. PCN is our seventh acquisition in the past five fiscal years and

NATIONAL MEDICAL HEALTH CARD SYSTEMS

Moderator: David Waldman

02-07-06/7:30 am CT

Confirmation #4916659a

illustrates one of our core competencies, identifying, valuing, and integrating acquisitions. By eliminating duplicate expenses related to personnel and processes, we expect to generate meaningful cost savings going forward.

I’m also proud to report that our Medicare Part D implementation, a major undertaking for the company, was successful. We completed the work allowing our Medicare Advantage plan to provide Part D prescription coverage for their members. We also provided guidance, support and in some cases the work to enable our existing clients to qualify for the retiree drug subsidy.

These capabilities are a major advantage among middle market PBMs and further illustrates NMHC’s service capabilities and flexibilities in meeting the needs of our clients. We also continue to increase utilization within our mail service and specialty pharmacy businesses by effectively cross selling these services across our client base.

At the beginning of this fiscal year we implemented a new team selling approach for our sales, service, and clinical organizations. The team focused on clients who have the greatest opportunities for savings in mail and specialty and offer special financial incentives for cross selling these additional services. The results of this effort to date are excellent and bode well for increased utilization of these services from current and future clients.

I’d like to highlight some of the important management additions we made during the quarter. Given the rapid growth of the company and the pace of acquisitions, these management additions will support and continue scalability of the business while ensuring that our service levels remain at the forefront of the industry.

NATIONAL MEDICAL HEALTH CARD SYSTEMS

Moderator: David Waldman

02-07-06/7:30 am CT

Confirmation #4916659a

First, we hired Bob Kordella as Chief Clinical Officer. Before joining NMHC, Bob served as Vice President of Clinical Strategies and Vice President of PBM Operations at PharmaCare where he managed a $2.3 billion drug spend and built an industry leading retrospective DUR system in proprietary rebate management system.

Second, we hired Nate Schultz as Chief Service Officer. Nate’s past experience includes serving as Managed Director at the BayPine Consultancy, Senior Vice President of Sales at CareSoft, Senior Vice President of Pharmaceutical Industry Relations at Express Scripts and Senior Vice President of Pharmaceutical Management Operations at Diversified Pharmaceutical Services, a unit of SmithKline Beecham.

And, most recently, we announced the appointment of Stuart Diamond as our new CFO. Stuart brings more than 20 years of financial experience, having served as CFO of two publicly traded companies. He has a proven track record when it comes to M&A and also has extensive experience within the healthcare and especially pharmaceutical markets.

Stuart’s past experience includes serving as CFO to Ogilvy Healthworld, a unit of WTP Group, Vice President and Controller of Calvin Klein Incorporated licensing division, CFO of Fenway Partners, a private equity firm, and Senior Vice President and CFO of Medicis Pharmaceutical Corporation where he currently heads the company’s audit committee.

The addition of Bob, Nate, and Stuart strengthens our senior management team as we begin the next phase of the company’s growth.

We will continue to seek additional accretive acquisitions including both middle market PBMs and especially pharmacy companies. As we have

NATIONAL MEDICAL HEALTH CARD SYSTEMS

Moderator: David Waldman

02-07-06/7:30 am CT

Confirmation #4916659a

previously indicated, many companies will be facing the decision of substantial investment of consolidating with a larger player to properly service their clients. I believe this pipeline will be greater in 2006 than in the past.

Next, I’d like to comment on client retention and sales. Once again our retention rate was in the high 90% range. It is reassuring that our clients understand the value of the services that they receive from us.

We continue to be encouraged by our strong sales pipeline, which now includes several larger sized prospects. In our budgeting process, we anticipate pipeline conversions and estimate the stat date. As you know, our targeted clients are not as dependent around the January timeframe as larger prospects and several sold accounts and award decisions have been delayed versus our estimates. To meet our objectives we’ll have to closely manage our expenses.

So to wrap up, we achieved an 11% increase in gross profits and excluding expenses of stock options, a 21% increase in our operating income even while focusing heavily on the implementation of Medicare Part D and upgrading our adjudication platform.

Overall, we have built tremendous in house capabilities, unparalleled among middle marketplace PBMs and remain confident in our competitive positioning and the outlook for the future.

And now I’d like to turn the call over to Stuart Diamond.

Stuart Diamond:	Thanks Jim. Good morning everyone. Before I turn to the financials I’d like to remind everyone that results for the second quarter include PCN, which was acquired in March 2005.

NATIONAL MEDICAL HEALTH CARD SYSTEMS

Moderator: David Waldman

02-07-06/7:30 am CT

Confirmation #4916659a

Gross profits for the fiscal second quarter of 2006 increased 11% to $24.3 million compared to $21.9 million for the same period last year. As we pointed out in the past, we view gross profit as more reflective of our true internal growth due to the increasing contracts under the preferred partnership program, which we record on a net versus - net versus gross revenue.

Gross profit as a percentage of revenue or gross margin for the 2006 fiscal second quarter increased slightly to 11% compared to 10.9% for the same period last year. For the second quarter of fiscal 2006 the net deal impact was $171.5 million versus $81.7 million for the same quarter of the previous fiscal year.

Gross profit for the six months ended December 31, 2005, increased 15% to $47.9 million compared to $41.6 million for the same period last year. Gross profit as a percentage of revenue or gross margin for the six months ended December 31, 2005, increased to 11% compared to 10.8% the same period last year.

For the six months ended December 31, 2005, the net deal impact was $336 million versus $149 million for the six months ended December 31, 2004.

The strength in our margins for the second quarter and six months principally reflects the increased participation in our preferred partnership program. Also, our margins have benefited from the home delivery and specialty pharmacy business which have higher gross profit percentages.

Selling, general and administrative expenses were $19 million or 8.6% of revenue for the second quarter of fiscal 2006 compared to $17 million or 8.5% of revenue in the same period last year. Expenses for the 2006 fiscal second

NATIONAL MEDICAL HEALTH CARD SYSTEMS

Moderator: David Waldman

02-07-06/7:30 am CT

Confirmation #4916659a

quarter includes a charge of $596,000 related to the expensing of stock options which we do not expect in the 2005 fiscal second quarter. Excluding the expensing of stock options, SG&A expenses declined to 8.3% in the quarter.

Selling, general and administrative expenses were $37.6 million or 8.6% of revenue for the six months ended December 31, 2005 compared to $32.1 million or 8.3% of revenue in the same period last year.

Expenses for the six months ended December 31, 2005, include the charge of $1.3 million relating to the expensing of stock options which was not expensed in the same period last year. Without the $1.3 million expense relating to the stock options, SG&A and administrative costs were 8.3% of revenues for the six months ended December 31, 2005.

Operating income for 2006 fiscal second quarter was $5.4 million compared to $4.9 million for the same period last year. Excluding the expensing of stock options operating income for 2006 fiscal second quarter increased 21.4% to $6 million. Operating income grew due to the increased profits.

Operating income for the six months ending December 31, 2005, was $10.3 million compared to $9.5 million for the same period last year. Excluding the expensing of stock options, operating income for the six months ended December 31, 2005, increased 21.5% to $11.6 million.

Our effective income tax rate for the second quarter was reported at 42.5%. The income tax rate when excluding the expensing of stock options was 40.3%. The higher overall tax rate was due to the fact that tax benefits can only be recorded on compensation expense of non-qualified options and certain disqualifying dispositions of incentive stock options and not on all stock options benefits. The income tax benefits on the $596,000 of stock option expense was $112,000.

NATIONAL MEDICAL HEALTH CARD SYSTEMS

Moderator: David Waldman

02-07-06/7:30 am CT

Confirmation #4916659a

Net income for the 2006 fiscal second quarter was $3.3 million compared to net income of $3.8 million for the same period last year. Excluding the after tax effect of $484,000 for the expensing of stock options net income for the 2006 fiscal second quarter was $3.8 million.

Net income for the 2005 second quarter included the realization of a non-recurring $1 million after tax gain from an insurance claim which represented the excess of insurance proceeds over the carrying value of the assets covered by the claim.

Excluding the after tax effect of the expensing of stock options for the second quarter of fiscal 2006 and the gain on the insurance settlement in the second quarter of fiscal 2005, net income for the 2000 fiscal second quarter increased 34% over the same period last year.

Net income available to common stock holders for 2006 fiscal second quarter was $1.8 million or 27 cents per diluted share using the as if converted method, compared to net income available to common stockholders of $2.3 million for 32 cents per diluted share for the same period last year.

Excluding the after tax effect for the expensing of stock options and the gain on the insurance settlement, net income available to common stockholders for the 2006 fiscal second quarter increased 75% to $2.2 million or 31 cents per diluted share using as if converted method.

Net income for the six months ended December 31, 2005, was $6.2 million compared to net income of $6.5 million for the same period last year.

NATIONAL MEDICAL HEALTH CARD SYSTEMS

Moderator: David Waldman

02-07-06/7:30 am CT

Confirmation #4916659a

Excluding the after tax effect of $1 million for the expensing of stock options, net income for the six months ended December 31, 2005, was $7.2 million.

Excluding the after tax effect of expensing of stock options and the gain on the insurance settlement, net income for the six months ended December 31, 2005, increased 31% over the same period last year.

Net income available to common stockholders for the six months ended December 31, 2005, was $3.1 million or 51 cents per diluted share using the as if converted method compared to net income available to the common stockholders of $3.4 million or 54 cents per diluted share for the same period last year.

Excluding the after tax effect for the expensing of stock options and the gain on insurance settlement, net income available to common stockholders for the six months ended December 31, 2005, increased 70% to $4.1 million or 58 cents per diluted share using the as if converted method.

Revenues for the 2006 fiscal second quarter was $221 million compared to revenue of $200.6 million for the same period last year, largely reflecting the acquisition of PCN which was acquired in March 2005.

Total paid claims in 2006 fiscal second quarter were $8.6 million compared to $5.8 million for the same period last year. Much of the large increase in paid claims is due to the high number of low margin claims paid for PCN’s managed Medicaid business.

Revenues for the six months ended December 31, 2005, was $435 million compared to revenues $385 million the same period last year.

NATIONAL MEDICAL HEALTH CARD SYSTEMS

Moderator: David Waldman

02-07-06/7:30 am CT

Confirmation #4916659a

Total paid claims for the six months ended December 31, 2005, were $16.9 million compared to $10.8 million for the same period last year.

As of December 31, 2005, we had approximately $9.3 million in cash and cash equivalents. Additionally, we had no borrowing outstanding under our $65 million revolving line of credit.

Cash flow from operating activities was $5.4 million for the six months ended December 31, 2005, versus net cash used in operating activities of $1.1 million for the same period last year.

Cash flows from operating activities in the 2006 fiscal second quarter were impacted by as expected pharmaceutical companies slowed down payments in December to improve their year end balance sheets, and the company switched to electronic billing, which over time should help reduce accounts receivable. However, upon implementation, the learning curve in the processing of electronic invoices was steeper than anticipated.

Finally, we have narrowed the range of our previously issued guidance, primarily reflecting severance charges. As a result we now expect the earnings per diluted share using the as if converted method will be between $1.33 and $1.35 for the year ending June 30, 2006, excluding any future acquisitions and the expensing of stock options which began in fiscal 2006.

After adjusting for the expensing of stock options on the Statement of Financial Accounting Standards 123 R, we expect earnings per share - per diluted share using the as if converted method to be between $1.13 and $1.15 for the year ending June 30, 2006, excluding any future acquisitions.

I’ll now turn the call over for your questions. Operator?

NATIONAL MEDICAL HEALTH CARD SYSTEMS

Moderator: David Waldman

02-07-06/7:30 am CT

Confirmation #4916659a

Operator:	Ladies and gentlemen if you wish to register for a question for today’s question and answer session you will need to press star then the number 1 on your telephone. You’ll hear a prompt to acknowledge your request. If your question has been answered and you wish to withdraw your polling request you may do so by pressing star then the number 2. If you are using a speaker phone please pick up your handset before entering your request. Also, please limit yourself to one question once your line is open. If you have additional questions press star 1 to reenter the queue.

Man:	…on your telephone you’ll hear a prompt to acknowledge your request. If your question has been answered and you wish to withdraw your polling request you may do so by pressing star then the number 2. If you are using a speakerphone please pick up your handset before entering your request.

Also please limit yourself to one question once your line is open. If you have additional questions press star 1 to reenter the queue.

One moment please for the first question.

Your first question comes from the line of Glenn Garmont with First Albany Capital.

Glenn Garmont:	Thanks. Good morning guys. Just two quick ones.

Jim firstly, you know you mentioned the pipeline earlier and the fact that it includes a couple of larger prospects. Can you just comment on, you know, what these guys are looking for? Is it really the transparency? Is that the key reason that they’re, you know, they’re putting this business out?

NATIONAL MEDICAL HEALTH CARD SYSTEMS

Moderator: David Waldman

02-07-06/7:30 am CT

Confirmation #4916659a

And then, (Stuart) I was wondering if you could help us understand what the organic gross profit growth was in the quarter ex any contribution from PCN.

Thanks.

Jim Smith:	Okay Glenn, I think as we look across our book of business, you know, we really attack it in three different verticals. We go with the managed card vertical, which we’re really just starting to get into right now. And I think some of the smaller managed care organizations are definitely looking for transparency. But the driver is really around the service side of the business there.

Secondly, our (Taft Hartley Union) business and they’re absolutely looking for transparency. Much more so than any of the other verticals. And our TBA direct to employer business a lot of those folks are still looking for a traditional type bids but in each bid that we do now we do both the traditional and a transparent pass-through model.

(Stu)?

(Stuart):	Thanks Jim.

In the quarter the revenues - the organic growth was relatively flat for this quarter compared to last year with the exclusion of the PCN. On a year to date basis it’s around 3%.

Glenn Garmont:	That was revenue. Can you help us with – on the gross profit.

(Stuart):	I misspoke. That was the gross profit. I’m sorry. That was the gross profit number.

NATIONAL MEDICAL HEALTH CARD SYSTEMS

Moderator: David Waldman

02-07-06/7:30 am CT

Confirmation #4916659a

Glenn Garmont:	Okay. So ex PCN the gross profit dollars were roughly flat?

(Stuart):	Correct.

Glenn Garmont:	Okay. Thanks.

Operator:	Your next question is from the line of Larry Marsh with Lehman Brothers.

Larry Marsh:	Thanks. Jim, good morning. And maybe just a little bit of elaboration. You talked about the delay in awards of some outstanding bids and it’s – I know you’ve always talked about having a lot of focus on the (Taft Hartley) business. What would be driving these delays and would you anticipate a hearing about some of the outcomes over the next several months? And you know, should we anticipate that you are confident, you know, that you may be successful in one or more of these bids?

Jim Smith:	Yeah Larry. First of all I think it’s important that anybody realizes. We’re absolutely confident in where we’re at. Nothing has changed around the fundamentals of our business. We still feel very confident in what we’re doing and where we’re going to go.

In the (Taft Hartley) business it’s a lot (unintelligible) around the dynamics of the trustees in which the bids you’re doing. And they actually can push those decisions out for several months and we’ve seen a little bit more of that more recently than in the past.

We still feel confident we’re going to be successful in many of those bids. And as you mentioned I do think it will be coming up in the next couple months.

NATIONAL MEDICAL HEALTH CARD SYSTEMS

Moderator: David Waldman

02-07-06/7:30 am CT

Confirmation #4916659a

And sometimes we actually even get a decision and when we’re awarded the contract and it continues to lag when they want to do the change date. We have a couple of those out there.

So we think that as we look out to the future everything is going to be very solid.

Larry Marsh:	Okay. So just to confirm, you’re bringing down the high end of your guidance because of these delays?

Jim Smith:	I’m sorry. Would you repeat that Larry?

Larry Marsh:	Sure. You’re bringing down the high end of your fiscal ‘06 guidance because of some of these delays?

Jim Smith:	Well, really – and I’ll let (Stu) add on to this but really the guidance is being brought down by some severance expenses, which is going to affect us in third quarter.

(Stuart):	Yeah. It’s primarily related to the severance costs.

Larry Marsh:	Okay. What would – why would you be discussing severance expense with PCN when you acquired it almost a year ago? What’s changed and caused you to have to reflect on severance now?

(Stuart):	Sure. It’s not the severance related to PCN. It’s the severance related to the change in, you know, the CFO.

Larry Marsh:	Okay.

NATIONAL MEDICAL HEALTH CARD SYSTEMS

Moderator: David Waldman

02-07-06/7:30 am CT

Confirmation #4916659a

Jim Smith:	We have some management changes, which we’ve done and we have some severance costs, which we’re going to – which we have to recognize in third quarter.

Larry Marsh:	Right.

Okay.

So it will be a third quarter expense. It will be specifically associated with the CFO change.

(Stuart):	Well, and other, you know, management costs and changes. Yes.

Larry Marsh:	Okay. Two other things just to make sure I understand. Jim, you know, you’ve aligned the company now in a single operating unit highlighting senior managers responsible for individual functions. What does this allow you to do within the organization? And how could this drive future sales?

Jim Smith:	You know, I think the important part of what we’ve done is we have senior team that has great experience within the PBM business. They know how to run the business and they know how to get into the details of it. They know how to execute around that.

Giving each of those senior guys responsibility and accountability for their part of the business, whatever it may be, absolutely gives you better flexibility and better knowledge around your business and how to go after new business.

As you can tell by the people we’ve added there’s a lot of guys who have a lot of talent and know this business very well. And I think that’s what we needed

NATIONAL MEDICAL HEALTH CARD SYSTEMS

Moderator: David Waldman

02-07-06/7:30 am CT

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at NMHC. We didn’t quite have that level of experience, which we had before. And as this team gets into place and continues to make the changes that they have to make I think that just bodes well for us as we go in the future.

Larry Marsh:	Okay.

Jim Smith:	I am extremely pleased with our senior team.

Larry Marsh:	Okay.

And just to elaborate, Jim, as you think about the next two years do you anticipate the leverage in the business coming from accelerating the top line or seeing some margin expansion as you leverage your SG&A?

Jim Smith:	I think we’re going to see both. I see this group will expand what we’re doing on our sales side. We’ll gain new clients on all three of our verticals. We’re well positioned to be able to execute around all three of them. And there’s no doubt and we’ve told you all before that as we finalize investing in this infrastructure we do expect probably in the next 12 months or so to start seeing some leverage across the business.

Larry Marsh:	Okay. That’s fair. So it’s fair to say that in the next 2 years you are now positioned where you think you can bid for and perhaps win larger contracts?

Jim Smith:	Yes I do. And that’s, as we mentioned in the remarks, we started on that. A year ago we probably would have bid on one or two larger size accounts. Today we’re adding those where it’s appropriate in our pipeline so we have a multitude of them.

NATIONAL MEDICAL HEALTH CARD SYSTEMS

Moderator: David Waldman

02-07-06/7:30 am CT

Confirmation #4916659a

Larry Marsh:	Okay. Very good. Thanks Jim.

Operator:	Your next question comes from the line of Michael Minchak with JP Morgan.

Michael Minchak:	Thanks and good morning.

Can you provide any color around the renewal of the MBP health plan contract in terms of where you stand now in the process and the expected timing of the potential decision?

And then secondly, the PCN transaction closed about a year ago now. In addition to strengthening your position in the managed Medicaid business, you also pointed to the fact that it gives you a nice foothold in California. Can you comment on how that’s played out thus far and whether you’re now being included in RFPs in that state where you may not have been involved in before?

Jim Smith:	Sure. I’ll comment on the MBP first. As you know, MBP bought Preferred Care. And they have stated that as they start this integration that they’re going to go to one PBM. We’re contracted with MBP through the end of this year for the PBM services. We do not do mail. We do not do specialty for them but they are a great client for us on the PBM side.

They will be gathering – they are in the process now of gathering information from their PBMs. As they’re starting to do their integrations. I’m sure we’ll see either an informal or a formal RFP out to those of us who are involved. And I think the decision will probably be made by this fall.

We feel very good about our positioning there. They’ve been a client of ours for 14 years. We have, I think, served them very well. We’ve done an awful

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Moderator: David Waldman

02-07-06/7:30 am CT

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lot of customization around their plans, their systems, and integrated very well with their systems. We provide them data on a special crosswalk that’s kind of unique and I’ve never seen anywhere else in the PBM industry.

So that’s – I think that bodes well for us but it will be a competitive situation and I think we’re going to put our best foot forward and we’ll see what happens. But I’ve got to tell you that I feel pretty good about it.

The second one is on the PCN. We did want – we have a fair amount of California clients today. And we wanted a facility out there and keep a call center going. It has given us some visibility to potential clients out in California. And I think that we are starting to get some RFPs, which we historically would not have received if we didn’t have a west coast presence.

Michael Minchak:	Great. Thank you.

Operator:	Your next question comes from the line of Anne Barlow with Sterne AGE.

Anne Barlow:	Good morning. Most of my question have been answered but I’ve got a couple of questions. CAPEX in the next several quarters, what should we be expecting?

(Stuart):	We’re going to continue to see at the level that you’ve seen for the first half of the year. Okay. So you’re going to – you know, and probably up a little bit.

Anne Barlow:	Okay.

And (Stuart), looking at the tax rate I know that you addressed it earlier. Should we start modeling at the higher – at 42, 42.5%?

NATIONAL MEDICAL HEALTH CARD SYSTEMS

Moderator: David Waldman

02-07-06/7:30 am CT

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(Stuart):	Yeah. I mean the tax rate without the options should be around 40.2% and the tax rate with the options around 42.6%.

Anne Barlow:	Okay.

And Jim could you just go over as far as what clients are asking for in the RFPs for this year? Are you starting to see more complete RFPs as far as adding your DM product that you’re about to roll out, adding the specialty, adding the mail? Or is it really depending on the client group?

Jim Smith:	It does depend a little bit on the vertical but I will tell you the newest change now that we’re seeing in RFPs and I would say almost every RFP has a mail and specialty product in it but the newest change this year is they’re asking your capabilities around Medicare Part D, which we hadn’t seen historically.

And I think as employers get more comfortable with Part D and they start understanding it better and their consultants start understanding it better you’ll probably see more and more employers take a serious look about being a employer sponsored PDP. There’s only 14 of them in the nation right now. But there are potential cost savings from clients around there. And we’re starting to see a few people understand that right now. So I think that’ll be the biggest change.

We’re still getting information where people are asking us about predictive modeling and capabilities around that on RFPs. And as you know, Anne, that’s really where we’re headed on our integrated products.

Anne Barlow:	Right.

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Moderator: David Waldman

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And are you – like you said, you finished the PCN integration so you would be certainly open to any acquisitions at this point in time. You’re not going to wait or there’s not any restriction on waiting as far as your comfort level there?

Jim Smith:	No. We, you know, we’ve always been very active in looking for acquisitions and we’ll continue down that path. As I mentioned, we’ll be looking at middle market PBMs and we’ll be looking at specialty companies that are in the right disease states and complement what we have right now.

You know, the pipeline there is always something that we continually look at. We are pretty selective on the people we go after so if you look at our history we’ve been – we’ve usually been tied up doing some kind of integration of some kind of acquisition.

Anne Barlow:	Right. Right. All right. Thanks.

Operator:	Your next question is from the line of Sandy Draper with JMP Securities.

Sandy Draper:	Thanks and good morning. Just two questions.

One maybe for both Jim and (Stu). On the revenue growth and gross profit growth, do you think with some of the delayed contracts that you could actually start to see some improving organic growth in the next quarter or two or are we really looking out two or three quarters before, you know, the new sales contracts come on that you would start to see improving organic growth?

(Stuart):	Hi. This is (Stuart). On the gross profit line for the second half of the year we expect to see about an 8% increase in organic growth the second half of the year.

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Moderator: David Waldman

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Sandy Draper:	Okay. Great. And then the follow up, Jim, in your prepared comments you commented that with the PCN acquisition complete that you would expect to see some cost savings. Were you referring to actually taking out costs or that you can now start to grow the business and get leverage or are there actual costs that you can pull out of the model over the next couple of quarters?

Jim Smith:	Yeah, we – as we completed that integration and we have started saving some costs. You saw a little bit of that in Q2 and you’ll see that continue. The duplicate people and processes are pretty much gone now. A little bit on the systems side sitting out there that will run parallel for a while but not long.

Sandy Draper:	And does that – does most of that sit in SG&A or is there some up in the gross profit or cost of goods line as well?

Jim Smith:	It’s mostly in the SG&A.

Sandy Draper:	Okay. Thanks.

Operator:	Your next question is from the line of David McDonald with Suntrust.

David McDonald:	Yes. Couple questions. Jim, first of all in MBP I was wondering if you could just – I know the senior management for MBP is obviously still the folks in charge there but the pharmacy folks and basically all the people you deal with on the contracting side pretty much the same?

And then I had a couple of follow ups.

Jim Smith:	Yeah. Actually the guys we deal with on the pharmacy side and the whole team have been in place for a couple years now. And we meet with them on a

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Moderator: David Waldman

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regular basis and nothing has changed there. You know, they’re in charge of the integration right now. They’re quite busy right now as they really start their integration in preferred care.

David McDonald:	And Jim would you anticipate to hold onto two vendors where it could potentially be you guys pickup, the retail piece of preferred care or would you expect them to consolidate this all under one roof?

Jim Smith:	The expectations we’ve been given, and things can change, has been that there’s going to be one vendor.

David McDonald:	Okay.

And Jim do you guys feel that, I mean in term of just sheer scale can you give us some sense in terms of how much mail, how much specialty are they doing? And you know, with your utilization, you know, pretty low in both of those businesses would you guys have, you know, certainly the capacity to take on that incremental business?

Jim Smith:	Yeah. We – you know, I think you – I think we’ve told you that we’re about 20% capacity in our mail facility and that I’m not even sure we probably have if we got the MBP business we’d probably have to go to seven days a week but we wouldn’t have to add a full second shift even. So there’s plenty of capacity down there. That’s not even a concern. We have the right management team down there to handle it.

Specialty is about the same place. About 20% capacity and, you know, there’s really no limit on the (unintelligible) side what you can add.

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Moderator: David Waldman

02-07-06/7:30 am CT

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David McDonald:	And then just quickly on cash flow, can you guys give us some sense in terms of when we should expect to see, you know, the cash flows kind of line up a little bit more closely with net income and maybe at some point see working capital actually become a source of cash here?

(Stuart):	As we go forward into the rest of the year we’ll see an increase in the cash flow. We’ll see it slightly below the level that we saw last year due to the little higher in CAPEX we had last year and also due to, as you’ll notice on the cash flow, the excess tax benefits and the exercise of stock options.

David McDonald:	Okay. And then just final question. Jim, I was wondering, you know, we’re hearing about actually some pretty low multiples out there in the specialty side. Can you give us some sense in terms of, you know, multiples on acquisitions? Is either a regional PBM or specialty looking more attractive? You know, just some color in terms of what you’re seeing in the market.

Jim Smith:	Yeah, you know, we’re actually seeing quite a bit in the specialty marketplace right now. And I agree with you. The multiples in some of the regional specialties are below what the regional PBMs are.

I think that there’s – the pipeline is more robust on the specialty side than the PBM side but there’s some available in both.

David McDonald:	Okay.

Operator:	Once again ladies and gentlemen if you’d like to register for a question please press star then the number 1 on your telephone.

Your next question is a follow up question from the line of Larry Marsh with Lehman Brothers.

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Moderator: David Waldman

02-07-06/7:30 am CT

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Larry Marsh:	Yeah just a couple quick things. Jim, I know last quarter you talked about some of the investments you made in Part D with people and systems adjudication opportunities and such. Have you quantified how much that has cost you this year?

Jim Marsh:	You know Larry, we, you know, we have in-house about four people dedicated 100% to Part D. They’ll continue there because, you know, Part D is still changing as of this week. Other changes have come.

The other thing is it took up a lot of our information technology time to do the interfaces around our systems and what we had to do. And then to get the – actually the software to be able to adjudicate that correctly for the Part D.

We haven’t actually added up last quarter or the two quarters before that dollars to figure what that is. But I think it hurt us in both true costs without a lot of additional revenue on that side but also it hurts you in opportunity costs in some of the other things that you’re trying to do with your resources because it affected and it touched everything from accounts services as we had to go out to our clients and talk about the subsidy to our technology folks to our sales folks. You name it. There wasn’t many people in this company that weren’t touched by it.

Larry Marsh:	So would you say that those costs are now being freed up or that time is now being freed up to redirect back into, you know, revenue opportunities?

Jim Smith:	Yeah. I would say most of it, not all of it. We’re going to keep that Medicare team in place because obviously they’re important and they are the ones that we’re going to be spending time with throughout the years – throughout the year deciding where we’re going to go.

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Moderator: David Waldman

02-07-06/7:30 am CT

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If we decide – we have to decide by March if we want to be a PDP. You know, we’ll be looking at that. We’re strategizing about that right now. And remember taking care of these Part D folks and even on the subsidy side requires management time in that area throughout the year.

So we’ll be less of the entire organization’s time throughout the year but, you know, there’ll still be some costs as we go forward.

Larry Marsh:	Okay. And have you gotten feedback at this early stage as to employee motivation as to whether they want to continue to take the subsidy for ‘07? I know you mentioned that some are looking at becoming employee sponsored PDPs themselves.

Jim Smith:	You know, I think everybody is too new at it right now. And the shock of all the things that have happening are just starting to (unintelligible). I think we’ll see more of that Larry coming up. I think as you know, they’ve got to decide by June if they want to be an employee PDP.

And I think when they start getting in the April timeframe and they’ve looked at what they’re getting on their subsidy and look at potential savings they could get as an employee sponsored PDP I think that’s when we’ll start getting all that information.

Larry Marsh:	Okay.

Jim Smith:	But I think more people will get interested in it.

Larry Marsh:	Two other things then. Just quickly for (Stuart), you know, Jim talked a little bit about your experience and what you bring to the organization. Could you elaborate a little bit as to what you’d see your priorities are, you know, within National Medical here over the next year?

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Moderator: David Waldman

02-07-06/7:30 am CT

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(Stuart):	Sure. You know, I think priorities are clear and consistent with the company’s. We’re looking at acquisitions in terms of the company. Assisting the company in its growth over the next 12 to 18 months. And those are really the two major priorities of the company and myself.

Larry Marsh:	Okay.

Jim Smith:	You know, I’ll add a little bit to that for you Larry, is that, you know, (Stuart) has just been here a short time and it’s great to have him here. Really strategizing with us about where we’re going to take the company and how to do it and some innovative ways of getting there and his experiences from other parts of the industry and how we can take that and use that kind of information. I think he’s going to be a great asset for us.

Larry Marsh:	Okay.

And then finally, I think, Jim, you in the past you’ve confirmed what percentage of your gross profits are represented by MVP. Are you in a position to comment as to what that would contribute to your fiscal ‘06, you know, gross profits, what percentage they represent?

Jim Smith:	I think what we said exactly Larry on a call a couple calls ago is that we don’t have any individual company that contributes more than 6% of our gross margin.

Larry Marsh:	Okay. Very good. Thank you.

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Moderator: David Waldman

02-07-06/7:30 am CT

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Operator:	Your next question is a follow up question from the line of Sandy Draper with JMP Securities.

Sandy Draper:	Thanks. The question is for (Stuart) and if you made some comments and I missed it and I apologize. Could you comment on why you saw the bump up in interest income? And is that a sustainable number?

(Stuart):	No we didn’t mention it. And I’m going to let Jim talk about how the interest income has increased and the sustainability of it.

Sandy Draper:	Okay.

Jim Smith:	You know Sandy, I guess we don’t talk too much about some of our lines of business but one of the things that we also do is one of our strengths is our ability to be competitive with our rebates. And we actually are a rebate aggregator for some other smaller PBMs. And what we did is we had an offer from one of those individuals that if we would give them money sooner on their rebates then we would earn interest income on that.

Sandy Draper:	Okay.

Jim Smith:	It was a financial decision to take the interest income rather than the cash flow. And that’s a decision that was made. And for that reason we believe that that interest income will be ongoing.

Sandy Draper:	Okay. Great. Thanks.

Operator:	Your next question comes from the line of Josh Stewart with Sidoti & Company.

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Moderator: David Waldman

02-07-06/7:30 am CT

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Josh Stewart:	Hi guys. This question is going back to PCN. In the transaction it looks like you added almost, you know, four million transactions in buying this business and it was obviously at really wafer thin gross margins. I was wondering what the plan is to really get some more profits out of this business? If it’s just cross selling your other services and if so could you quantify that – the potential there for us?

Jim Smith:	Yeah. We think that specialty and in some small areas even mail services is an option to cross sell. That really is the plan. And then re-looking at those contracts as they go forward to make sure that they are profitable business.

And you know, we actually are putting in a couple bids right now for the specialty business over there and we’re trying to get our hands around what percentage of that population is stable enough to potentially have mail. And we haven’t actually put the final numbers on it but as we cross sell some of those we’ll highlight that for you as we get closer.

Josh Stewart:	And then with MBP’s acquisition and integration and preferred could you give us kind of like what’s that going to add to their business? How many more prescriptions processed or some sort of quantification of that?

Jim Smith:	Well, you know, that’s – we haven’t seen any data on that yet from MBP but we will get it as we go down this process so I’ll be able to speak more intelligently about it. But preferred care is a managed Medicare company and they’re extremely well thought of. Very, very high in customer satisfaction.

They have about 225,000 lives and they are the senior population so their utilization, you know, and if you use nine scripts per member per year your utilization on the senior 65 population and over is probably double that. So that’s the kind of utilization you’d expect to see there.

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Moderator: David Waldman

02-07-06/7:30 am CT

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Josh Stewart:	Okay. Thanks.

Operator:	There are no further questions at this time. Please proceed with your presentation or any closing remarks.

Jim Smith:	I’d like to thank you all for participating in our second fiscal quarter conference call. We look forward to talking to you again next quarter and giving you an update on our progress.

Thanks.

Operator:	Ladies and gentlemen that concludes your conference call for today. We thank you for your participation and ask that you please disconnect your line.

END